Exhibit 15.1

ACKNOWLEDGMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We acknowledge the incorporation by reference in this Amendment No. 3 to the Form S-3/A Registration Statement on Form S-1 of our report dated November 20, 2006, which appears on page 2 of the Quarterly Report on Form 10-Q of Hydrogen Power, Inc. (f/k/a Equitex, Inc. and Hydrogen Power International, Inc.) and subsidiaries for the quarter ended September 30, 2006, our report dated August 18, 2006, which appears on page 2 of the Quarterly Report on Form 10-Q of Hydrogen Power, Inc. (f/k/a Equitex, Inc. and Hydrogen Power International, Inc.) and subsidiaries for the quarter ended June 30, 2006, and our report dated May 18, 2006, which appears on page 2 of the Quarterly Report on Form 10-Q of Hydrogen Power, Inc. (f/k/a Equitex, Inc. and Hydrogen Power International, Inc.) and subsidiaries for the quarter ended March 31, 2006.

/s/ GHP HORWATH, P.C.

Denver, Colorado
February 2, 2007